As Filed with the Securities and Exchange Commission on February 23, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMCAST CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	27-0000798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Comcast Center

Philadelphia, PA 19103-2838

(Address of Principal Executive Offices) (Zip Code)

COMCAST CORPORATION 2005 DEFERRED COMPENSATION PLAN

(Full title of the plan)

Thomas J. Reid, Esq.

Chief Legal Officer and Secretary

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103-2838

(Name and address of agent for service)

(215) 286-1700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 (the “Registration Statement”) is being filed in order to register an additional $500 million of deferred compensation obligations (“Deferred Compensation Obligations”) of Comcast Corporation (the “Registrant”) under the Comcast Corporation 2005 Deferred Compensation Plan, as amended and restated (the “Deferred Compensation Plan”), which are securities of the same class and relate to the same employee benefit plan as those deferred compensation obligations registered on the Registrant’s registration statements on Form S-8 previously filed with the Securities and Exchange Commission on February 26, 2021 (Registration No. 333-253621), April 26, 2018 (Registration No.  333-224456), March 10, 2016 (Registration No.  333-210085), February 12, 2014 (Registration No.  333-193903), February 23, 2012 (Registration No.  333-179638), and December 8, 2004 (Registration No.  333-121082), all of which are hereby incorporated by reference.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 4. Description of Securities.

The information disclosed in this Item 4 provides a summary of the deferral provisions of the Deferred Compensation Plan, as amended through the date of this Registration Statement. The following description of the Deferred Compensation Obligations of the Registrant under the Deferred Compensation Plan is qualified by reference to the Deferred Compensation Plan, which is included as an exhibit to this Registration Statement. Capitalized terms used and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Deferred Compensation Plan.

Under the Deferred Compensation Plan, the Registrant will provide Eligible Employees of the Registrant and each of the Registrant’s subsidiaries which is a Participating Company, and Non-Employee Directors, with the opportunity to elect to defer all or a portion of the compensation to be received from the Registrant or another Participating Company, including compensation in the form of Restricted Stock Units granted under the Comcast Corporation 2023 Omnibus Equity Incentive Plan, provided that sales commissions or similar payments or awards or Severance Pay shall not be included as compensation for purposes of the Deferred Compensation Plan.

Except for amounts credited to the Accounts of Participants who are Non-Employee Directors, Section 16 Officers, other individuals designated by the Administrator and Participants with respect to whom the amount credited to the Income Fund is $100 million or more (collectively, “Restricted Participants”), and Restricted Stock Units that are the subject of a deferral election, all amounts credited to Participant’s Accounts will be credited with income, gains and losses as if it were invested in the Income Fund. Amounts credited to the Accounts of Restricted Participants that are credited to other market-based investment funds, including a Company Stock Fund, will be credited with income, gains and losses as if it were invested in the other market-based investment fund.

Restricted Stock Units that are subject to a deferral election are credited to an “RSU Account” which is established to track the value of Participants’ deferred Restricted Stock Units. After a Participant elects to defer the receipt of shares subject to Restricted Stock Units, Participants’ Accounts are credited to the RSU Account in the form of deferred stock units as of the date the deferral election becomes effective. Each deferred stock unit represents a hypothetical share of the Registrant’s Common Stock credited to the Account in lieu of delivery of the Shares to which the deferral election applies. Each Participant eligible to defer Restricted Stock Units (other than Non-Employee Directors) may, subject to Administrator approval, elect to have a portion of the Participant’s Account credited in the form of deferred stock units deemed liquidated, with the proceeds of the deemed liquidation credited to the Income Fund (the “Diversification Elections”) or another investment fund, provided that the Income Fund is not available for diversified amounts credited to the Accounts of Restricted Participants. Diversification Elections are available to participants at any time that a registration statement filed under the Securities Act of 1933, as amended, is effective with respect to the Deferred Compensation Plan. Once these conditions are met, Diversification Elections will become effective on the later of the date designated by the participant on his or her Diversification Election or the next business day following the lapse of six months from the date Deferred Stock Units are credited to his or her Account.

As defined in the Deferred Compensation Plan, the Income Fund is a hypothetical investment fund pursuant to which income, gains and losses are credited to a Participant’s Account as if such Account, to the extent deemed invested in the Income Fund, were credited with interest at the Applicable Interest Rate. As defined in the Deferred Compensation Plan, the Applicable Interest Rate means 9% per annum, compounded annually as of the last day of the calendar year (the “Standard Applicable Interest Rate”), except to the extent the Administrator, in its sole discretion, designated for the period extending from the date of a Participant’s termination of employment to the date of his or her Account’s distribution in full an Applicable Interest Rate equal to the lesser of (i) the Standard Applicable Interest Rate and (ii) the Prime Rate plus one percent, compounded annually as of the last day of the calendar year.

Except as otherwise provided in the case of a liquidation of the Registrant or a Change of Control, each Participant is permitted to specify by election the method of distribution of any amount credited to his or her Account. Under the terms of the Deferred Compensation Plan, a Participant may elect from among the following methods of distribution: (i) a lump sum payment; and (ii) substantially equal annual or monthly installments over a period of five or ten years.

Whether or not the Registrant is a Participant’s employer, all compensation deferred under the Deferred Compensation Plan will continue for all purposes to be a part of the general funds of the Registrant and the Participant’s Account will at all times represent the general obligation of the Registrant. Each Participant will be a general creditor of the Registrant with respect to all of the Registrant’s Deferred Compensation Obligations to the Participant under the Deferred Compensation Plan, and will not have a secured or preferred position with respect to his or her Account. Nothing contained in the Deferred Compensation Plan shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind or to eliminate any priority or preferred position of a Participant in a bankruptcy matter with respect to claims for wages. Under the terms of the Deferred Compensation Plan, the right of a Participant in or to an Account, benefit or payment under the Deferred Compensation Plan shall not be subject in any manner to attachment or other legal process for the debts of such Participant; and no such Account, benefit or payment shall be subject to anticipation, alienation, sale, transfer, attachment, execution, garnishment, assignment or encumbrance. Because the Registrant has subsidiaries, the right of the Registrant, and hence the right of creditors of the Registrant (including Participants in the Deferred Compensation Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor may be recognized.

The Registrant, by action of the Board or the Administrator, without the consent of the Participants, may amend or modify the Deferred Compensation Plan at any time, except that no such action shall change the Applicable Interest Rate with respect to the portion of a Participant’s Account that is attributable to an election made with respect to compensation earned in a calendar year and filed with the Administrator before the date of such action. The Registrant, by action of the Board, reserves the right at any time, or from time to time, to terminate the Deferred Compensation Plan.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Blank Rome LLP (regarding validity).

5.2	Opinion of Blank Rome LLP (regarding ERISA).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Blank Rome LLP (contained in Exhibits 5.1 and 5.2).

24	Power of Attorney (contained in the signature pages hereto).

99	Comcast Corporation 2005 Deferred Compensation Plan, as amended and restated, effective February 28, 2023 (incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023).

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on February 23, 2024.

COMCAST CORPORATION

By:	/s/ Thomas J. Reid
	Name:	Thomas J. Reid
	Title:	Chief Legal Officer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian L. Roberts, Michael J. Cavanagh, Jason S. Armstrong and Thomas J. Reid and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian L. Roberts Brian L. Roberts	Chairman and Chief Executive Officer; Director (Principal Executive Officer)	February 23, 2024

/s/ Jason S. Armstrong Jason S. Armstrong	Chief Financial Officer (Principal Financial Officer)	February 23, 2024

/s/ Daniel C. Murdock Daniel C. Murdock	Executive Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	February 23, 2024

/s/ Kenneth J. Bacon Kenneth J. Bacon	Director	February 23, 2024

/s/ Thomas J. Baltimore Thomas J. Baltimore	Director	February 23, 2024

/s/ Madeline S. Bell Madeline S. Bell	Director	February 23, 2024

/s/ Louise F. Brady Louise F. Brady	Director	February 23, 2024

/s/ Edward D. Breen Edward D. Breen	Director	February 23, 2024

/s/ Gerald L. Hassell Gerald L. Hassell	Director	February 23, 2024

/s/ Jeffrey A. Honickman Jeffrey A. Honickman	Director	February 23, 2024

/s/ Maritza G. Montiel Maritza G. Montiel	Director	February 23, 2024

/s/ Asuka Nakahara Asuka Nakahara	Director	February 23, 2024

/s/ David C. Novak David C. Novak	Director	February 23, 2024